UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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DCP Holding Company

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The Board of Directors of DCP Holding Company mailed the following letter to the Company’s shareholders today.

November 15, 2013

Dear Fellow Shareholder,

You should have received a proxy statement dated October 7, 2013 that is related to a Special Meeting of Shareholders that was called by the Dental Care Plus Group Board of Directors (DCPG) related to a number of proposed changes to the Company’s Articles of Incorporation and Code of Regulations. As of November 12, 2013, we had not received sufficient proxies from our shareholders to approve the proposals. We understand that these proposals represent significant changes to our Company and may require additional time to permit our shareholders to consider the proposals and for the Company to solicit proxies. Therefore we adjourned the Special Meeting and it will be reconvened on December 11, 2013.

During the next five to ten years, we are anticipating that DCPG will require additional sources of capital for a variety of reasons.

1.	There has been a very limited level of interest in new investments in the Company’s common shares by participating providers when we have offered additional shares for sale.

2.	We anticipate that approximately 240 dentist shareholders will retire and submit requests to redeem their Class A and Class B common shares over the next 5-10 years. With these redemptions, the Company expects that it will distribute over $2.4 million of its redeemable equity and this equity will need to be replaced in order to maintain the same financial strength the Company has today.

3.	The continued growth of the Company will require more capital to support that growth.

We would like to create the new Class C common shares so that we can sell these common shares to non-dentist individuals in the communities that we serve who know and have a high regard for the Company. Class C common shares will be limited to 40% of the total voting shares. If we are able to raise capital from such non-dentists, the Company can honor its commitment to redeem the common shares of retiring dentists, maintain the necessary capital to meet our regulatory requirements and continue our growth as a successful and viable business.

While the complexity of the ballot is dictated by legal requirements, the outcome of voting for all of the proposals is simple. If all of the proposals are approved, the Company will have greater flexibility to seek needed capital while maintaining the current voting control of dentist shareholders, directors and employees. At the same time, we are committed to continuing as a provider-friendly dental insurance company in Ohio, Kentucky and Indiana and delivering the quality service that makes the Dental Care Plus Group the best insurance payer that you do business with.

The dentists on the Board of Directors and I, along with the rest of the Board members, recommend that you vote “FOR” all of the proposals listed on your ballot. If you need another copy of the proxy statement or if you have questions about the proposed changes to the Dental Care Plus Group Articles of Incorporation and Code of Regulations, please feel free to contact Tony Cook or Robert Hodgkins at (513)-554-1100.

Sincerely,

/s/ Stephen T. Schuler, DMD
Chairman of the Board of Directors

Additional Information and Where to Find It

In connection with the Special Meeting of Shareholders, the Company filed with the SEC a definitive proxy statement and other relevant documents on October 8, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s shareholders. Shareholders are urged to read the definitive proxy statement and any other documents filed with the SEC in connection with the Special Meeting because they contain important information about the proposals.

Shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC by directing a request to: DCP Holding Company, ATTN: Robert C. Hodgkins, Jr., 100 Crowne Point Place, Sharonville, Ohio 45241. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders on behalf of the Company’s board of directors in connection with the foregoing. Information concerning such participants and their respective direct or indirect interests in the Company by security holdings or otherwise is included in the Company’s definitive proxy statement.